Exhibit 10.11
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the Second Amendment), effective as of March 9, 2021 (the “Effective Date”), is by and among United Natural Foods, Inc., a Delaware corporation (the “Company”) and Steven L. Spinner (the “Employee”).

WITNESSETH:

WHEREAS, the Employee currently serves as the Company’s Chairman and Chief Executive Officer pursuant to that certain Employment Agreement dated as of November 5, 2018, as amended by that certain First Amendment to Employment Agreement dated as of February 6, 2020 (as amended, the “Employment Agreement”);

WHEREAS, the Term End Date as defined in the Employment Agreement is the earlier of July 31, 2021 (the end of the Company’s 2021 fiscal year) or the date the Employee’s successor as the Company’s CEO is duly appointed;

WHEREAS, the Company has requested that the Employee agree to extend the term of the Employment Agreement and continue to serve as the Company’s CEO until October 31, 2021, or such earlier date as his successor as the Company’s CEO is duly appointed;

WHEREAS, commencing on the date the Employee’s successor as the Company’s CEO is appointed (on or before October 31, 2021), the Company has requested that the Employee continue to serve as a consultant to the Company through October 31, 2022 or, if earlier, the one-year anniversary of the date Employee’s successor as the Company’s CEO is duly appointed;

WHEREAS, the Employee agrees to such extension upon the terms and conditions contained in this Amendment, which shall amend and modify the terms of the Employment Agreement, which shall otherwise remain hereafter in full force and effect.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Employee do hereby agree that the Employment Agreement shall be amended as follows:

I.    Section 1.1 (“Position”) is amended to read as follows:

1.1    Position. The Company hereby agrees to continue to employ the Employee as its Chief Executive Officer until October 31, 2021, or such earlier date as the Employee’s successor as the Company’s Chief Executive Officer is duly appointed, upon the terms and subject to the conditions set forth herein. In addition, the Company will continue to use its reasonable best efforts to cause the Employee to continue to be a member and Chairman of the Company’s Board of Directors.

II.    Section 1.3 (“Full-Time Status”) is amended to add the following new subsections (d) and
(e):

(d)    On the date that the Employee’s successor as the Company’s Chief Executive Officer is duly appointed (on or before October 31, 2021) (the “Transition Date”) the Employee shall cease to be an employee of the Company.

(e)    Beginning on the Transition Date and ending on the one-year anniversary of the Transition Date (or any earlier date set under Section 4.1, 4.2, 4.3, or 4.4(a) of this Agreement) (such date, the “Termination Date”), as applicable, the Employee shall provide management and board advisory services to the Company as a consultant. The Employee shall provide no more than on average eight (8) hours of service per week (considered on an annualized basis) in this capacity to the Company.

III.    Section 1.4 (“Permitted Activities”) is amended by inserting the phrase “Until the Transition Date” at the beginning of the first sentence thereof.

IV.    Section 2 (“Term”) is amended in its entirety to read as follows:

2.    Term. The Employment Agreement shall continue until the Termination Date.

V.    Section 3 (“Compensation”) is amended by restating Sections 3.1 – 3.4 to read as follows:

3.    Compensation.

3.1    Base Compensation. Commencing on the Effective Date and continuing through the Transition Date, the Company shall pay the Employee a base salary of One Million Two Hundred Thousand Dollars ($1,200,000.00) per annum, which shall be payable to the Employee in regular installments in accordance with the Company’s general payroll policies and practices.

Effective on the Transition Date and continuing through the Termination Date, the Company shall pay the Employee consulting fees at the rate of Two Hundred and Fifty Thousand Dollars ($250,000) per annum, which shall be payable to the Employee bi-monthly. As a condition of receiving the final payment for consulting fees hereunder, the Employee agrees to sign and deliver to the Company a release in the form attached hereto as Exhibit A within ten (10) business days of the Termination Date, which must become effective within sixty (60) days following the Termination Date. As consideration for such release, the final payment for consulting fees shall be increased by one thousand dollars ($1,000.00).

3.2    Intentionally Omitted.

3.3    Incentive Compensation. The Employee shall continue to participate in the United Natural Foods, Inc. Annual Incentive Plan (“AIP”) and United Natural Foods, Inc. 2020 Equity Incentive Plan (“LTIP”) offered by the Company to its senior management with potential incentive opportunities no less favorable than those available to other senior executive officers, except as may be otherwise expressly set forth herein. The Employee shall be eligible to receive cash incentive compensation pursuant to the AIP based upon the achievement of performance criteria established by the Company’s Board of Directors, or the Compensation Committee thereof (the “Committee”), with the actual amount of any such compensation paid to be determined in the sole discretion of the Committee as determined in accordance with the applicable plan. Nothing in this Agreement shall preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees as long as such amendment or termination is applicable to all salaried employees. The Employee shall be eligible to participate in the AIP only for so long as he is serving as CEO and prior to the Transition Date. Employee’s entitlement to AIP payments for the 2021 and 2022 fiscal years are specifically provided in this Agreement, in accordance with the provisions of Section 4 depending on the nature of the Employee’s termination.

The Employee hereby agrees that he shall not be eligible for any additional equity grants under the LTIP whatsoever, for fiscal year 2022 or otherwise, even if the Employee remains the Company’s Chief Executive Officer after the fiscal year 2022 equity grant date, on or about October 15, 2021. The proration, vesting, and settlement of existing, outstanding equity awards is governed by Section 4.4(f), for termination of employment governed by that Section only, and Section 4.6 hereof.

3.4    Benefit Plans. Through the Transition Date, the Employee shall be entitled to participate in all employee benefit plans or programs (excluding any severance or change in control severance plans or programs) for which any similarly situated salaried employees of the Company are eligible under any existing or future plan or program established by the Company for salaried employees. The Employee will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. Nothing in this Agreement shall preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees as long as such amendment or termination is applicable to all salaried employees. If the Employee desires to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), after the Transition Date, it shall be the sole responsibility of the Employee (and/or other family members who are qualified beneficiaries, as described in the COBRA election notice, and who desire COBRA continuation coverage) to timely elect COBRA continuation coverage and timely make all applicable premium payments therefore; provided, however, that for the period beginning on the Transition Date and ending on the Termination Date the Employee shall only be required to pay the active associate portion of COBRA premiums for continued medical coverage.
VI.    Section 4 (“Termination of Agreement”) is amended by restating Sections 4.1 – 4.4 in their entirety to read as follows:

4.    Termination of Agreement.

4.1    General. During the Term of this Agreement, the Company may, at any time and in its sole discretion, terminate the Employee’s employment or consulting services and this Agreement with Cause. The Company may also, at any time and in its sole discretion, terminate the Employee’s employment or consulting services and this Agreement without Cause, by providing Employee notice of same. The Employee may, at any time and in his sole discretion, resign from his employment with the Company with or without Good Reason and terminate this Agreement, subject to any prior notice requirements of Section 4.3 of this Agreement. If the Employee resigns without Good Reason pursuant to Section 4.3 hereof, he shall only be entitled to receive the payments described in Section 4.3.

4.2    Effect of Termination with Cause. If the Employee’s employment or consulting engagement with the Company shall be terminated by the Company with Cause during the Term of this Agreement the Company shall pay in a cash lump sum within ten (10) days of the Termination Date (that is, the date the Company notifies the Employee of the termination with Cause) to the Employee (i) the base salary earned for days worked up to and including the Termination Date, or as applicable, consulting fees for the days actually worked by Employee (based on a per diem of $250,000/365) prior to such Termination Date, (ii) reimbursement for any amounts due to the Employee pursuant to Section 3.6 and (iii) at such time as it would have been paid if the Employee had not been terminated, any cash incentive compensation earned as of the Termination Date in respect of the prior fiscal year which has not been paid as of the Termination Date (collectively such unpaid base salary, consulting fees, reimbursements, and earned incentive compensation, the “Accrued Amounts”), and the Company shall not have any further obligations to the Employee under this Agreement except those required to be provided by law. For purposes of this Agreement, “Cause” shall mean termination of the Employee’s employment or consulting engagement with the Company due to (1) conviction of the Employee under applicable law of any felony or any misdemeanor involving moral turpitude, (2) unauthorized acts intended to result in the Employee’s personal enrichment at the material expense of the Company or its reputation, (3) any violation of the Employee’s duties or responsibilities to the Company which constitutes willful misconduct or dereliction of duty or (4) material breach of Sections 1.4 and 5.1 of this Agreement by the Employee, provided however, that in the case of circumstances described in this Section 4.2, the nature of the circumstances shall be set forth with reasonable particularity in a written notice to the Employee approved by a majority of the membership of the Board of Directors of the Company. The Employee shall have twenty (20) business days following delivery of such written notice to cure such alleged breach, provided that such breach is, in the reasonable discretion of the Board of Directors of the Company, susceptible to a cure and provided further that delivery of such written notice shall have been approved by a majority of the members of the Board of Directors of the Company.

For clarity, if the Employee is terminated with Cause as described in this Section 4.2, and such with Cause termination occurs after July 31, 2021, Employee shall be entitled to the full-year 2021 AIP incentive payment, based on the Company’s performance, as part of the “Accrued Amounts” owed under this Section 4.2, and Employee shall not be entitled to any prorated amounts for 2022 AIP regardless of whether he is serving as CEO on or after August 1, 2021, or to any payments under Section 4.4(a) or 4.4(c), if applicable. If the Employee is terminated with Cause on or before July 31, 2021, the Employee shall not receive AIP cash incentive compensation with respect to the Company’s 2021 or 2022 fiscal years and shall not receive any payments under Section 4.4(a) or 4.4(c), if applicable.

4.3    Resignation by the Employee.
(a)    If the Employee resigns as CEO or as consultant, as applicable without Good Reason before October 31, 2021, the Company shall pay to the Employee the Accrued Amounts in a cash lump sum within ten (10) days of the Termination Date (that is, the date of the Employee’s resignation) and the Company shall not have any further obligations to the Employee under this Agreement except those required to be provided by applicable law. For purposes of this Agreement, “Good Reason” shall mean without the Employee’s express written consent, the occurrence of any one or more of the following before October 31, 2021: (1) the assignment of the Employee to duties materially adversely inconsistent with his duties as of the date hereof; (2) a material reduction in the Employee’s title, executive authority or reporting status, including failure of the Company to appoint Employee as the Company’s Chief Executive Officer; (3) a relocation more than 50 miles from the Employee’s then-current place of employment; (4) a reduction by the Company in the Employee’s Base Salary, or a failure of the Company to pay or cause to be paid any compensation or benefits when due or under the terms of any plan established by the Company and failure to restore such Base Salary or make such payments within five (5) days of receipt of notice from the Employee, (5) failure to include the Employee in any new employee benefit plans proposed by the Company or a material reduction in the Employee’s level of participation in any benefit plans of the Company; provided that a Company-wide reduction or elimination of such plans shall not give rise to a “Good Reason” termination; (6) a material breach of this Agreement by the Company; or (7) the failure of the Company to obtain a satisfactory agreement from any successor to the Company with respect to the ownership of substantially all the stock or assets of the Company to assume and agree to perform the terms of this Agreement, provided that, in each case, (A) within sixty (60) days of the initial occurrence of the specified event the Employee has given the Company written notice giving the Company at least thirty (30) days to cure the Good Reason, (B) the Company has not cured the Good Reason within the (30) thirty day period and (C) the Employee resigns within ninety (90) days from the initial occurrence of the event giving rise to the Good Reason. For greater clarity, the parties agree that in no event shall the Employee’s change in duties from CEO to consultant under the terms of this Agreement (whether before or after October 31, 2021), constitute “Good Reason” hereunder; furthermore, in no event shall Employee have a basis for termination of consulting services hereunder for “Good Reason.”
For clarity, if the Employee resigns without Good Reason as set forth in this Section 4.3, and such resignation without Good Reason occurs after July 31, 2021, Employee shall be entitled to the full-year 2021 AIP incentive payment, based on the Company’s performance, as part of the “Accrued Amounts” owed under this Section 4.3, and Employee shall not be entitled to any prorated amounts for 2022 AIP regardless of whether he is serving as CEO on or after August 1, 2021, or to any payments under Section 4.4(a) or 4.4(c), if applicable. If the Employee resigns without Good Reason on or before July 31, 2021, the Employee shall not receive AIP cash incentive compensation with respect to the Company’s 2021 or 2022 fiscal years and shall not receive any payments under Section 4.4(a) or 4.4(c), if applicable.

(b)    As Consultant. If the Employee resigns as consultant for any reason whatsoever after October 31, 2021, then in respect of his consulting services, Employee shall receive only the amount due and owing to the Employee for the days actually worked by Employee (based on a per diem of $250,000/365) prior to his voluntary termination of the consulting services.

4.4    Effect of Termination without Cause or Resignation for Good Reason.

(a)    Payments. If the Employee’s employment as CEO is terminated by the Company without Cause or if the Employee resigns as CEO for Good Reason, the Company shall pay to the Employee (i) the Accrued Amounts in a cash lump sum within ten (10) days of the Termination Date; and (ii) so long as the Employee complies with Sections 3.1, 4.4(b), 5.1 and 5.2 of this Agreement, the Company shall also pay to the Employee (x) Six Million Dollars ($6,000,000.00); plus (y) $35,000 (the “COBRA Amount”, that the Employee may use to procure group health plan coverage for himself and his eligible dependents or otherwise plus (z) a pro rata annual cash incentive bonus pursuant to the AIP based on the number of full calendar months elapsed in the fiscal year of termination prior to termination, and the Company’s actual performance for such fiscal year, paid at such time as it would have been paid if the Employee had not been terminated by the Company without Cause or resigned for Good Reason. The Employee acknowledges that the COBRA Amount is taxable to the Employee and that the payment of the COBRA Amount shall only be made to the extent that the payment of the COBRA Amount would not result in any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010 as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) (collectively, such laws, the “PPACA”). Should the Company be unable to pay the COBRA Amount without triggering an excise tax under the PPACA, the Company and the Employee shall use reasonable efforts to provide a benefit to the Employee which represents the economic equivalent of the COBRA Amount and which does not result in an excise tax on the Company under the PPACA, which benefit shall be paid in a lump sum. Payments pursuant to this Section 4.4 shall be in lieu of any other severance benefits that the Employee may be eligible to receive under the Company’s or any of the Company’s Affiliates’ benefit plans or programs.

Payments set forth in (ii)(x) and (y) above shall be made in a single lump sum on the 190th calendar day following the Termination Date (subject to payment on a different date or dates to the extent necessary to comply with Section 409A of the Code).

(b)    Release. As a condition to receiving the payments provided for in clause (ii) of Section 4.4(a), clauses (i) and (ii) of Section 4.4(c), and the restricted stock units described in Sections 4.4(d) and 4.6 of this Agreement, the Employee agrees to sign and deliver to the Company a release of claims in the form attached to this Agreement as Exhibit B within ten (10) business days of the Termination Date (or the Transition Date if earlier), which must become effective within sixty (60) days following the applicable date. Notwithstanding the foregoing, the Employee shall not be required to release (i) any rights the Employee has under this Agreement, (ii) any rights that Employee has pursuant to any plan, program or agreement subject to the Employee Retirement Income Security Act of 1974, as amended, (iii) any rights pursuant to any incentive or compensation plans of the Company or its Affiliates, any Equity Plan or any rights pursuant to any award agreements issued pursuant to any incentive or compensation plan of the Company or its Affiliates or any Equity Plan, (iv) any rights the Employee and his beneficiaries may have to continued medical coverage under the continuation coverage provisions of the Code, the Employee Retirement Income Security Act of 1974 or applicable state law or (v) any rights the Employee may have to indemnification under state or other law or the Certificate of Incorporation or by-laws of the Company and its Affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when the Employee was a director or officer of the Company or any Affiliated company.

(c)    If the Employee’s employment as CEO with the Company is terminated by the Company without Cause or if the Employee resigns as CEO for Good Reason, and such termination or resignation takes place on or after a Change in Control Date that occurs before the Transition Date, subject to the CIC Agreement Provision, then, in addition to the compensation and benefits set forth in Section 4.4(a) hereof, and subject to any limitation imposed under applicable law and Sections 4.4(b) and 4.4(e) of this Agreement, so long as the Employee complies with Sections 4.4(b), 5.1 and 5.2 of this Agreement, (i) the Company shall pay to the Employee a lump sum payment equal to Two Million Nine Hundred Seventy Thousand Dollars ($2,970,000.00); and (ii) the COBRA Amount described in Section 4.4(a) shall be increased by Seventy Thousand Dollars ($70,000). The amounts in (i) and (ii) shall be paid in a single lump sum on the 190th calendar day following the date of such termination or resignation (subject to payment on a different date or dates to the extent necessary to comply with Section 409A of the Code), subject to the limitations imposed under applicable law and Section 4.4(a). The parties expressly agree that the amounts in Section 4.4(c) are in addition to the amounts in Section 4.4(a), are not intended to duplicate any other payments set forth under this Agreement, and are only payable in connection with a Change in

Control and under the conditions set forth in this Section 4.4(c). For greater clarity, if a Change in Control Date occurs after the Transition Date, including while the Employee may remain a consultant at that time, the additional amounts in this Section 4.4(c) will not be payable to the Employee, regardless of whether the Employee has received the compensation and benefits described in Section 4.4(a) as of the Change in Control Date, subject to the CIC Agreement Provision.

CIC Agreement Provision. Notwithstanding anything set forth in this Agreement to the contrary, in the event an agreement to effect a Change in Control has been entered into by the Company and a third party and remains in effect or has been consummated, and the Transition Date occurs because a new CEO has been appointed prior to October 31, 2021, then Employee shall be deemed to have been terminated without Cause on the Transition Date in connection with the Change in Control and he shall be entitled to the payments described in this Section 4.4(c) whether or not the Change in Control has actually been completed prior to the Transition Date, and the Employee shall not be entitled to the payments set forth in Section 4.4(f) as a result of the occurrence of the Transition Date. If, however, in the event an agreement to effect a Change in Control with a third party has been entered into and the Transition Date occurs due to the passage of time through October 31, 2021, and the Employee remains as the CEO until October 31, 2021, even if the Change in Control agreement remains in effect, then Employee shall be entitled to the payments set forth in Section 4.4(f) and not this Section 4.4(c). This provision shall be referred to herein as the “CIC Agreement Provision”.

(d)    The following terms shall have the following definitions:

(i)    The term “Change in Control” means the happening of any of the following:

(1)    any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”), but excluding the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(2)    the stockholders of the Company shall approve a definitive agreement and a transaction is consummated (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 60% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or

(3)    the purchase of 30% or more of the combined voting power of the Company’s then outstanding securities pursuant to any tender or exchange offer made by any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Act), other than the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates.

(ii)    The term “Change in Control Date” means the date on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs, and if the Employee’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement, the “Change of Control Date” shall mean the date immediately prior to the date of such termination of employment.

(e)    In the event any payments or benefits otherwise payable to the Employee, whether or not pursuant to this Agreement, (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this Section 4.4(e), would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by the Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 4.4(e) will be made in writing by a nationally-recognized accounting firm selected by the Employee (the “Accountants”), whose determination will be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4.4(e), the Accountants (i) may make reasonable assumptions and approximations concerning applicable taxes, (ii) may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, and (iii) shall take into account a “reasonable compensation” (within the meaning of Q&A-9 and Q&A-40 to Q&A 44 of the final regulations under Section 280G of the Code) analysis of the value of services provided or to be provided by the Employee, including any agreement by the Employee (if applicable) to refrain from performing services pursuant to a covenant not to compete or similar covenant applicable to the Employee that may then be in effect (including, without limitation, those contemplated by Section 5.1 of this Agreement). The Company and the Employee agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. To the extent such aggregate parachute payment amounts are required to be so reduced, the parachute payment amounts due to the Employee (but no non-parachute payment amounts) shall be reduced in the following order: (i) the parachute payments that are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value) (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall be reduced in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time; and (iii) all other non-cash benefits not otherwise described in clause (ii) of this Section 4.4(e) reduced last. In applying these principles, any reduction or elimination of the Payments shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(f)    In consideration of Employee agreeing to extend the Term End Date contemplated by the First Amendment of this Employment Agreement by serving as CEO or as a consultant, as applicable, until October 31, 2021, and in further consideration for his agreement to, at the Company’s discretion, provide consulting services for the twelve-month period after the Transition Date, Employee shall be entitled to the payments set forth in Section 4.4(a)(i); and 4.4(a)(ii)(x) and (y) hereof, as a result of his termination as CEO through the appointment of a successor CEO as of the Transition Date (whether the Transition Date occurs before or after July 31, 2021, and not related to a Change in Control determined in Section 4.4(c) hereof), and his provision of consulting services thereafter until at least October 31, 2021. In addition, under the circumstances set forth above in this Section 4.4(f) only, Employee shall be entitled to the following:

(i)With respect to the Company’s 2021 fiscal year (ending on July 31, 2021), the Employee’s AIP cash incentive compensation shall not be prorated, provided that he continues to provide services to the Company as Chief Executive Officer until a new CEO is appointed, and as a consultant thereafter and through October 31, 2021 (if applicable), regardless of when the Transition Date occurs.

(ii)With respect to the Company’s 2022 fiscal year, provided that the Employee is serving as CEO on or after August 1, 2021, the Employee’s 2022 AIP cash incentive compensation shall be prorated, on an annual basis based on the number of full calendar months elapsed in the fiscal year between August 1, 2021 and the Transition Date (three months maximum to October 31, 2021) during which Employee serves as CEO, based on the Employee’s AIP at target ($1,800,000).

(iii)The Employee hereby agrees that he shall not be eligible for any additional equity grants under the LTIP whatsoever, for fiscal year 2022 or otherwise,

even if the Employee remains the Company’s Chief Executive Officer after the fiscal year 2022 equity grant date, on or about October 15, 2021.

(iv)With respect to the Employee’s fiscal 2021 equity award under the LTIP, granted in October of 2020, such award shall not be prorated, as otherwise would be contemplated by Section 4.6, provided that Employee continues to provide services to the Company as Chief Executive Officer until a new CEO is appointed, and as a consultant thereafter and through October 31, 2021 (if applicable), regardless of when the Transition Date occurs.

For clarity, payments under this Section 4.4(f) are payable as a result of the Employee serving as CEO or consultant, as applicable, through October 31, 2021. Other basis for termination under Sections 4.2, 4.3, 4.4(a) and 4.4(c), for example, may apply prior to the Transition Date, triggering payments under those sections, respectively, and the terms of this Section 4.4(f) shall not apply in such cases.

(g)    If, after the Transition Date, the Employee’s services as consultant are terminated by the Company without Cause, evidenced by the Company’s written notice to the Employee of the same specifying the termination date, then in respect of his consulting services, the amount due and owing to the Employee shall be the portion of the full-year, annualized consulting compensation of $250,000 that Employee has not yet been paid as of the date of the Company’s termination of this Agreement; and, the Employee’s fiscal 2021 equity award under the LTIP, granted in October 2020, and fiscal 2021 AIP cash incentive compensation shall not be prorated regardless of whether such without Cause termination of consulting services by the Company occurs before October 31, 2021.

(h)    The Employee is entitled to the payments set forth herein in accordance with the terms hereof. Such payments are not subject to setoff, reduction, or nonpayment, except as expressly provided by the terms of this Agreement.

VII.    Section 4.5 (“Section 409A”) is amended by revising the second and third sentences thereof to read as follows:

Notwithstanding anything to the contrary herein, if (i) on the date of the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), the Employee is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (ii) any payments to be provided to the Employee pursuant to this Agreement which constitute “deferred compensation” for purposes of Section 409A and are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is 190 days after the date of the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Employee’s death. Any payments delayed pursuant to this Section 4.5(a) shall be made in a lump sum on the 190th day following the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Employee’s death.

VIII.    Section 4.6 (“Retirement”) is amended in its entirety to read as follows:

4.6    Retirement. The Parties acknowledge that the Employee has met the age and service requirements for Retirement as of the Effective Date, and as such, in all cases of termination described in Section 4 hereof, except for Section 4.2 Termination with Cause, the Company agrees that Employee shall have a qualified “Retirement” for purposes of this Section 4.6, and as a result, upon the Transition Date (or earlier Termination Date established pursuant to the applicable provision of Section 4 (other than Section 4.2)), the Company shall cause (1) stock options awarded to the Employee under any Equity Plan not previously exercisable and vested to become fully vested and exercisable (and shall remain exercisable for the remainder of their scheduled term), (2) restricted stock (including, for purposes of clarification, restricted stock units settled in shares of common stock) granted to Employee under any Equity Plan which is still subject to restrictions to become vested, payable, and/or have any restrictions thereon removed, and (3) performance-based vesting equity awards (including, for purposes of clarification, performance-based restricted stock units settled in shares of common stock) granted to Employee under any Equity Plan which is still subject to restrictions to become vested and/or have any restrictions thereon removed, subject to and based on the actual levels of performance for the fiscal year in which the Employee’s employment is terminated and/or future years for performance awards extending multiple years with metrics extending beyond the year of Employee’s employment; however, with respect to awards granted before the date of this Agreement, only if the Committee shall determine that any performance metric applicable to the award for purposes of the rules and regulations adopted under Section 162(m) of the Code, or otherwise, shall have been met with respect to the applicable fiscal year of the outstanding performance award; provided that with respect to each annual equity award granted to the Employee with respect to the Company’s 2021 fiscal year (granted on October 12, 2020), if the Employee has not provided services as CEO, or as a consultant after the appointment of a new CEO until October 31, 2021 (as described in Section 4.4(f)), then except as provided in Section 4.4(g), such equity awards shall be prorated by multiplying the number of shares granted thereunder by a fraction, the numerator of which shall equal the number of days beginning on the grant date and ending on the date the Employee discontinued providing services (but not past October 12, 2021, the full service period), and the denominator of which is 365.

Restricted stock described in (2) above and the 87,295 shares deferred by the Company with respect to the one-time retention performance unit awards granted on October 27, 2016, less shares withheld for applicable taxes, shall be paid or settled to the Employee on the 190th day following the Transition Date (or earlier Termination Date as applicable). Performance-based vesting equity awards described in (3) above shall be paid or settled to the Employee on the later to occur of (x) the sixtieth day following the Transition Date (or earlier Termination Date established pursuant to Section 4.4(a)) or (y) the third business day following the date the

Committee determines that the applicable performance criteria have been achieved, provided however, that such payment or settlement shall, in any event, be made in the calendar year containing such day. For purposes of clarity, any restricted stock granted to Employee with a vesting date before December 31, 2021 shall be paid or settled to the Employee in accordance with the terms applicable to the awards granting such restricted stock, but no later than December 31, 2021.

For purposes of this Agreement and this Section 4.6, the term “Retirement” shall mean a termination of employment (on or after the date the Employee has attained fifty-nine (59) years of age and has provided ten (10) years of service to the Company) for any reason other than Employee’s termination by the Company with Cause, as described in Section 4.2.

No Other Amendments. Except as expressly provided herein, each of the other provisions of the Employment Agreement shall remain in full force and effect, and are hereby ratified and confirmed. For greater clarity, in no event shall Employee be entitled to multiple severance arrangements or duplicate payments under this Employment Agreement. Each respective provision governing the payments to Employee as a result of his termination, depending on the type of termination, shall be paid in accordance with the terms hereof.

IN WITNESS WHEREOF, the parties have hereto executed this Amendment as of the day and year first written above.

EMPLOYEE:
/s/ Steven L. Spinner
Steven L. Spinner

COMPANY:

United Natural Foods, Inc.
/s/ Jill E, Sutton
Jill E. Sutton
Chief Legal Officer, General Counsel, Corporate Secretary

EXHIBIT A TO EMPLOYMENT AGREEMENT
1.     GENERAL RELEASE
This General Release (this “Release”) is entered into by and between UNITED NATURAL FOODS, INC., and all its past and present subsidiary, related, and affiliated companies (collectively, “UNFI” or “the Company”) and __________ (the “Consultant”) in connection with the termination of any and all services Consultant provided the Company.
The Consultant and the Company hereby agrees as follows:
1.     Separation Date. Prior to ______ (the “Separation Date”), the Consultant provided services to the Company under Section 1.1(e) of that certain Employment Agreement between the Consultant and the Company dated as of November 5, 2018, as amended by that certain First Amendment to Employment Agreement dated as of February 6, 2020 and by that certain Second Amendment to Employment Agreement dated as of March ___, 2021 (such Agreement, the “Employment Agreement,” and such Section 1.1(e) thereof, the “Consulting Arrangement”); such Consulting Arrangement terminated on the Separation Date.
2.     Release of the Company.
a. The Consultant on behalf of the Consultant, the Consultant’s spouse, heirs, administrators, representatives, executors, successors, assigns and all other persons claiming by or through the Consultant (collectively, “Releasors”), does hereby voluntarily, knowingly and willingly release, waive and forever discharge the Company, together with each of its past, present and future owners, parents, subsidiaries and affiliates, together with each of their current, former or future directors, officers, partners, agents, members, employees, trustees, representatives and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors and assigns, both individually and in their official capacities (each, individually, a “Releasee” and collectively, the “Releasees”) from, and does fully waive any and all obligations of any of the Releasees to any Releasors for, any and all rights, actions, charges, causes of action, demands, damages, claims for relief, complaints, remuneration, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, demands, accounts, expenses (including attorneys’ fees and costs) or liabilities of any kind whatsoever, whether known or unknown, contingent or absolute (collectively, “Claims”), which the Consultant or any other Releasors ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date the Consultant executes this Release, including but not limited to, (A) any such Claims relating in any way to the Consultant’s prior employment with the Company or any other Releasee, (C) Consultant’s provision of consulting services with the Company, including any claims under the Consulting Arrangement and (C) any such Claims arising under any federal, local, or state statute or regulation, including Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Genetic Information Nondiscrimination Act of 2008, each as amended and including each of their respective implementing regulations and/or any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived or released; (ii) arising out of or
1

EXHIBIT A TO EMPLOYMENT AGREEMENT
relating to the end of the Consultant’s provision of services to the Company pursuant to the Consulting Arrangement; or under or relating to any policy, agreement, understanding, or promise, written or oral, formal or informal, between the Consultant and the Company or any other Releasee. Notwithstanding the foregoing, this Section 2(a) shall not release any Releasee from any claims or rights described in Section 2(c).
b. The Consultant agrees that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company, any of the Releasees or the Consultant of any improper or unlawful conduct. The Consultant further acknowledges and agrees that the Company and each of the other Releasees have fully satisfied any and all obligations owed to the Consultant arising out of or relating to Consultant’s services to Company pursuant to the Consulting Arrangement, and that no further sums, payments, or benefits are owed to the Consultant by the Company or any of the other Releasees arising out of or relating to the Consultant’s employment with or services to the Company.
c. Notwithstanding anything in this Release to the contrary, Releasors do not release or waive, and this Release is not intended to, and does not, apply to, and shall not be construed to apply to: (i) any rights the Consultant has under the Employment Agreement, (ii) any rights that Consultant has pursuant to any plan, program or agreement subject to the Employee Retirement Income Security Act of 1974, as amended, (iii) any rights pursuant to any incentive or compensation plans of the Company or its Affiliates, any Equity Plan or any rights pursuant to any award agreements issued pursuant to any incentive or compensation plan of the Company or its Affiliates or any Equity Plan, (iv) any rights the Consultant and his beneficiaries may have to continued medical coverage under the continuation coverage provisions of the Code, the Employee Retirement Income Security Act of 1974 or applicable state law or (v) any rights the Consultant may have to indemnification under state or other law or the Certificate of Incorporation or by-laws of the Company and its Affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when the Consultant was a director or officer of the Company or any Affiliated company.
3.     Restrictive Covenants. The Consultant acknowledges and agrees that the confidentiality, noncompetition or non- solicitation provisions or similar provisions set forth in each of (a) any employment agreement the Consultant may have had with UNFI; or (b) any award agreement corresponding to an equity award received by the Consultant, as amended (if applicable), shall remain in full force and effect following the Separation Date in accordance with their respective terms. Consultant reaffirms all such obligations as if fully set forth herein.

4.    Permitted Disclosures.

2

EXHIBIT A TO EMPLOYMENT AGREEMENT
a. Nothing in this Release shall prohibit the Consultant from responding to a subpoena, court order, investigation or similar legal process; provided, however, that, to the extent permitted by such subpoena, court order, investigation or legal process, the Consultant agrees to notify the Company’s Office of the General Counsel in writing at the address below prior to making any such disclosure sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order, investigation or similar legal process as soon as reasonably practicable after receiving or receiving notice of a subpoena or court order requesting disclosure of such information: United Natural Foods, Inc., Office of the General Counsel, 313 Iron Horse Way, Providence, RI 02908.
b. Pursuant to 18 U.S.C. § 1833(b), the Consultant understands that the Consultant will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Consultant’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Consultant understands that if the Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Consultant may disclose the trade secret to the Consultant’s attorney and use the trade secret information in the court proceeding if the Consultant (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Release, or any other agreement that the Consultant has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Release or any other agreement that the Consultant has with the Company shall prohibit or restrict the Consultant from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.
5. Agreement to Cooperate. The Consultant also agrees to cooperate, at such reasonable times as may be reasonably requested in advance by the Company, with the Company in regard to any material legal matter, litigation, pre-litigation, administrative, governmental or other judicial proceeding, inquiry or investigation involving the Company and concerning any matters as to which the Consultant was actively involved during the Consultant’s employment or as to which Consultant has direct knowledge. This includes, but is not limited to, providing the Company with complete and accurate information or providing truthful testimony in any proceeding. The Company shall reimburse the Consultant for reasonable out-of-pocket expenses incurred by the Consultant in connection with such undertakings (including reasonable attorneys’ fees). Notwithstanding the foregoing, the Consultant shall not be obligated to provide such cooperation if such cooperation materially interferes with the Consultant’s ability to perform his or her duties with any new employer or is in contravention of any Constitutional rights.
6. Return of Property. The Consultant acknowledges that Consultant has returned all Company property in the Consultant’s possession, including any materials stored on a cloud storage site,
3

EXHIBIT A TO EMPLOYMENT AGREEMENT
prior to the date hereof including, but not limited to, equipment, ID cards, Corporate Cards, all copies of customer lists, forms, plans, documents, systems designs, product features, technology or other written and computer materials belonging to the Company or its clients. The Consultant will not at any time copy or reproduce any of the Company’s or its customers’ property. The Consultant further understands that all designs, improvements, writings and discoveries made by the Consultant during employment that relate to the Company’s business is the exclusive property of the Company and the Consultant cannot use, disclose, sell or give them to anyone else.
7. Entire Agreement. This Release, inclusive of the agreements and plans referenced herein, including the Employment Agreement, is the entire agreement between the Consultant and the Company concerning the end of Consultant’s services to the Company under the Consulting Arrangement and the termination of the Consultant’s employment. It is the Consultant’s intent to be legally bound by the terms of this Release. No amendments, modifications or waivers of this Release shall be binding unless made in writing and signed by both Consultant and the Company.
8. No Waivers. No waiver by either party, at any time, of any breach by the other party of, or of compliance by the other party with, any condition or provision of this Release to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Release or any other breach of or failure to comply with the same condition or provision at the same time or at any prior or subsequent time.
9. Severability. The Consultant and the Company agree that if any part, term or provision of this Release should be held to be unenforceable, invalid or illegal under any applicable law or rule, the offending term or provision shall be applied to the fullest extent enforceable, valid or lawful under such law or rule, or, if that is not possible, the offending term or provision shall be struck and the remaining provisions of this Release shall not be affected or impaired in any way. To the extent permitted by applicable law, the Consultant and the Company waive any provision of law that renders any provision of this Release invalid or unenforceable in any respect.
10. Governing Law. This Release will be governed by the laws of the State of Delaware, without giving effect to its conflict of laws rules.
11. Construction. The Consultant acknowledges and agrees that no promises or representations have been made to induce the Consultant to sign this Release other than as expressly set forth herein and that the Consultant has signed this Release as a free and voluntary act. Further, this Release has been entered into after review of its terms by the Consultant and the Consultant’s counsel. Therefore, there shall be no strict construction for or against either party. No ambiguity or admission shall be construed against the Company on the grounds that this Release or any of its provisions was drafted or prepared by the Company.
12.     Counterparts. This Release may be executed in counterparts, each of which will be deemed an original but all of which, taken together, shall constitute one and the same instrument.

4

IN WITNESS WHEREOF, the Consultant and United Natural Foods, Inc., hereby execute this Release.

Dated:
Consultant

Dated:	United Natural Foods, Inc.

By:

5

EXHIBIT B TO EMPLOYMENT AGREEMENT
1.     GENERAL RELEASE
This General Release (this “Release”) is entered into by and between UNITED NATURAL FOODS, INC., and all its past and present subsidiary, related, and affiliated companies (collectively, “UNFI” or “the Company”) and __________ (the “Employee”) in connection with the Employee’s termination of employment with the Company.
The Employee and the Company hereby agrees as follows:
1.     Separation Date. On ______ (the “Separation Date”), the Employee’s employment as an employee of the Company terminated. As of the Separation Date, the Employee will cease to hold any and all positions as an officer of the Company and each of its affiliates, but will continue to provide consulting services pursuant to Section 1(e) of the Employment Agreement between the Company and Employee, effective as of October 22, 2018, as amended by that certain First Amendment to Employment Agreement dated as of February 6, 2020 and by that certain Second Amendment to Employment Agreement dated as of March ___, 2021 (the “Employment Agreement”).. The Employee agrees to execute any and all reasonable additional documents necessary and solely to effectuate such resignations.
2.     Release of the Company.
a. The Employee on behalf of the Employee, the Employee’s spouse, heirs, administrators, representatives, executors, successors, assigns and all other persons claiming by or through the Employee (collectively, “Releasors”), does hereby voluntarily, knowingly and willingly release, waive and forever discharge the Company, together with each of its past, present and future owners, parents, subsidiaries and affiliates, together with each of their current, former or future directors, officers, partners, agents, members, employees, trustees, representatives and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors and assigns, both individually and in their official capacities (each, individually, a “Releasee” and collectively, the “Releasees”) from, and does fully waive any and all obligations of any of the Releasees to any Releasors for, any and all rights, actions, charges, causes of action, demands, damages, claims for relief, complaints, remuneration, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, demands, accounts, expenses (including attorneys’ fees and costs) or liabilities of any kind whatsoever, whether known or unknown, contingent or absolute (collectively, “Claims”), which the Employee or any other Releasors ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date the Employee executes this Release, including but not limited to, (A) any such Claims relating in any way to the Employee’s employment with the Company or any other Releasee, and (B) any such Claims arising under any federal, local, or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Genetic Information Nondiscrimination Act of 2008, Minnesota Human Rights Act, Minn. Stat. §§ 363A.01-363A.41; Minnesota Equal Pay for
1

EXHIBIT B TO EMPLOYMENT AGREEMENT
Equal Work Law, Minn. Stat. §§ 181.66-181.71; Minn. §§ 181.81; Minn. Stat. § 176.82; Minn. Stat. §§ 181.931, 181.932, 181.935; Minn. Stat. §§ 181.940-181.944, each as amended and including each of their respective implementing regulations and/or any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived or released; (ii) arising out of or relating to the termination of the Employee’s employment with the Company or any other Releasee; or under or relating to any policy, agreement, understanding, or promise, written or oral, formal or informal, between the Employee and the Company or any other Releasee. Notwithstanding the foregoing, this Section 2(a) shall not release any Releasee from any claims or rights described in Section 2(c).
b. The Employee agrees that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company, any of the Releasees or the Employee of any improper or unlawful conduct. The Employee further acknowledges and agrees that the Company and each of the other Releasees have fully satisfied any and all obligations owed to the Employee arising out of or relating to Employee’s employment with and termination of employment from the Company and any other Releasees, and that no further sums, payments, or benefits are owed to the Employee by the Company or any of the other Releasees arising out of or relating to the Employee’s employment with, or termination of employment from, the Company or any of the other Releasees, except as expressly provided in this Release.
c. Notwithstanding anything in this Release to the contrary, Releasors do not release or waive, and this Release is not intended to, and does not, apply to, and shall not be construed to apply to: (i) any rights the Employee has under the Employment Agreement, (ii) any rights that Employee has pursuant to any plan, program or agreement subject to the Employee Retirement Income Security Act of 1974, as amended, (iii) any rights pursuant to any incentive or compensation plans of the Company or its Affiliates, any Equity Plan or any rights pursuant to any award agreements issued pursuant to any incentive or compensation plan of the Company or its Affiliates or any Equity Plan, (iv) any rights the Employee and his beneficiaries may have to continued medical coverage under the continuation coverage provisions of the Code, the Employee Retirement Income Security Act of 1974 or applicable state law or (v) any rights the Employee may have to indemnification under state or other law or the Certificate of Incorporation or by-laws of the Company and its Affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when the Employee was a director or officer of the Company or any Affiliated company.
3. ADEA; Revocation. This Release includes, but is not limited to, a release of claims under the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act) (“ADEA”) and the Minnesota Human Rights Act (“MHRA”), Minn. Stat. § 363A, et seq. The Employee has been informed of the Employee’s right to review and consider this Release for 21 calendar days, if the Employee so chooses, and understands that Employee may sign this Release before the 21-day period has ended, but if the Employee does so, the Employee is waiving and releasing any rights to the full 21-day period. In no case may the Employee sign this Release
2

EXHIBIT B TO EMPLOYMENT AGREEMENT
before close of business on the Separation Date. The Employee understands and agrees that changes to this Release, whether material or immaterial, will not restart the 21-day consideration period. This Release will not become effective until the 15th calendar day after the date on which the Employee signs this Release. The Employee understands that the Employee may rescind the Employee’s execution of this Release by providing written notice to the Company in accordance with the following sentence. To be effective, the rescission must be in writing and delivered to the Company either by hand or by mail within the 15-day period. If delivered by mail, the rescission must be: (i) postmarked within the 15-day period; (ii) properly addressed to United Natural Foods, Inc., Stephanie Soto, SVP, Human Resources, 313 Iron Horse Way, Providence, RI 02908; and (iii) sent by certified mail, return receipt requested. In the event of such a rescission by the Employee, the Company’s obligations under this Release shall be null and void, but the cessation of the Employee’s employment will be unaffected.
4. Acknowledgment. The Employee acknowledges and agrees that (a) the Employee has read and understands this Release in its entirety; (b) the Company has advised the Employee to consult with an attorney of the Employee’s choosing, specifically concerning this Release, its meaning and its effect, prior to executing this Release and that the Employee has had the opportunity to do so; (c) the Employee’s waiver of rights under this Release is knowing and voluntary and the Employee is entering into this Release willingly; (d) the Employee has a full understanding of the nature of this Release and the consequences of its terms; and (e) that, by assenting to this Release, the Employee will be receiving payments and benefits to which the Employee would not otherwise be entitled.
5. Restrictive Covenants. The Employee acknowledges and agrees that the confidentiality, noncompetition or non- solicitation provisions or similar provisions set forth in each of (a) any employment agreement the Employee may have with UNFI; or (b) any award agreement corresponding to an equity award received by the Employee, as amended (if applicable), shall remain in full force and effect following the Separation Date in accordance with their respective terms. Employee reaffirms all such obligations as if fully set forth herein.
6.     Permitted Disclosures.
a. Nothing in this Release shall prohibit the Employee from responding to a subpoena, court order, investigation or similar legal process; provided, however, that, to the extent permitted by such subpoena, court order, investigation or legal process, the Employee agrees to notify the Company’s Office of the General Counsel in writing at the address below prior to making any such disclosure sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order, investigation or similar legal process as soon as reasonably practicable after receiving or receiving notice of a subpoena or court order requesting disclosure of such information: United Natural Foods, Inc., Office of the General Counsel, 313 Iron Horse Way, Providence, RI 02908.
b. Pursuant to 18 U.S.C. § 1833(b), the Employee understands that the Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal,
3

EXHIBIT B TO EMPLOYMENT AGREEMENT
State, or local government official, either directly or indirectly, or to the Employee’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Employee understands that if the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Release, or any other agreement that the Employee has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Release or any other agreement that the Employee has with the Company shall prohibit or restrict the Employee from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.
7. Agreement to Cooperate. The Employee also agrees to cooperate, at such reasonable times as may be reasonably requested in advance by the Company, with the Company in regard to any material legal matter, litigation, pre-litigation, administrative, governmental or other judicial proceeding, inquiry or investigation involving the Company and concerning any matters as to which the Employee was actively involved during the Employee’s employment or as to which Employee has direct knowledge. This includes, but is not limited to, providing the Company with complete and accurate information or providing truthful testimony in any proceeding. The Company shall reimburse the Employee for reasonable out-of-pocket expenses incurred by the Employee in connection with such undertakings (including reasonable attorneys’ fees). Notwithstanding the foregoing, the Employee shall not be obligated to provide such cooperation if such cooperation materially interferes with the Employee’s ability to perform his or her duties with any new employer or is in contravention of any Constitutional rights.
8. Return of Property. The Employee acknowledges that Employee has returned all Company property in the Employee’s possession, including any materials stored on a cloud storage site, prior to the date hereof including, but not limited to, equipment, ID cards, Corporate Cards, all copies of customer lists, forms, plans, documents, systems designs, product features, technology or other written and computer materials belonging to the Company or its clients. The Employee will not at any time copy or reproduce any of the Company’s or its customers’ property. The Employee further understands that all designs, improvements, writings and discoveries made by the Employee during employment that relate to the Company’s business is the exclusive property of the Company and the Employee cannot use, disclose, sell or give them to anyone else.
9. Entire Agreement. This Release, inclusive of the agreements and plans referenced herein, is the entire agreement between the Employee and the Company concerning the Employee’s employment and the termination of the Employee’s employment. It is the Employee’s intent to be legally bound by the terms of this Release. No amendments, modifications or waivers of this Release shall be binding unless made in writing and signed by both Employee and the Company.

4

EXHIBIT B TO EMPLOYMENT AGREEMENT
10. No Waivers. No waiver by either party, at any time, of any breach by the other party of, or of compliance by the other party with, any condition or provision of this Release to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Release or any other breach of or failure to comply with the same condition or provision at the same time or at any prior or subsequent time.
11. Severability. The Employee and the Company agree that if any part, term or provision of this Release should be held to be unenforceable, invalid or illegal under any applicable law or rule, the offending term or provision shall be applied to the fullest extent enforceable, valid or lawful under such law or rule, or, if that is not possible, the offending term or provision shall be struck and the remaining provisions of this Release shall not be affected or impaired in any way. To the extent permitted by applicable law, the Employee and the Company waive any provision of law that renders any provision of this Release invalid or unenforceable in any respect.
12. Governing Law. This Release will be governed by the laws of the State of Delaware, without giving effect to its conflict of laws rules.
13. Construction. The Employee acknowledges and agrees that no promises or representations have been made to induce the Employee to sign this Release other than as expressly set forth herein and that the Employee has signed this Release as a free and voluntary act. Further, this Release has been entered into after review of its terms by the Employee and the Employee’s counsel. Therefore, there shall be no strict construction for or against either party. No ambiguity or admission shall be construed against the Company on the grounds that this Release or any of its provisions was drafted or prepared by the Company.
14.     Counterparts. This Release may be executed in counterparts, each of which will be deemed an original but all of which, taken together, shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

5

EXHIBIT B TO EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the Consultant and United Natural Foods, Inc., hereby execute this Release.

Dated:
Employee

Dated:	United Natural Foods, Inc.

By:

6